Exhibit 99.1

Intelligent Bio Solutions Inc. Reports 118% Year-Over-Year Growth in Customer Employee Base, Reaching an Estimated Total of 1.4 Million Employees

NEW YORK, September 03, 2024 - Intelligent Bio Solutions Inc. (NASDAQ: INBS) (“INBS” or the “Company”), a leader in non-invasive drug testing technology, today announced significant growth in its customer employee base, reporting a 118% fiscal year-over-year increase in the estimated total number of employees across its customer base.

As of June 30, 2024, the estimated number of employees within INBS’ global customer base has grown by 720,000 compared to an increase of 329,000 the fiscal year prior, bringing the estimated total customer employee base to 1.4 million*. The average number of global employees per new customer in the 2024 fiscal year was 6,500, more than double the average of 3,000 employees per new customer the fiscal year prior. This growth reflects the growing interest and adoption of the Company’s Intelligent Fingerprinting Drug Screening System, particularly in industries with high occupational health and safety risks.

The primary industries served by INBS, and their estimated number of employees, include Mechanical or Industrial Engineering (258,578 employees), Construction (203,777 employees), Building Materials (194,402 employees), Mining & Metals (171,327 employees), Hospital & Health Care (63,751 employees), Civil Engineering (54,602 employees), and Transportation/Trucking/Railroad (46,130 employees).

The Intelligent Fingerprinting Drug Screening System, which consists of the DSR Plus reader and the Fingerprint Drug Screening Cartridge, is designed to detect the use of certain illicit drugs within the prior 16-24 hour period to help ensure that employees are “fit for work” and able to perform their duties safely and effectively. Ensuring that employees are “fit for work” is crucial in industries where worker impairment can significantly threaten workplace safety and public health.

Harry Simeonidis, President and CEO at INBS, commented, “The substantial growth of our customer employee base highlights our drug screening technology’s critical role in safeguarding workplace safety across high-risk industries. Our ongoing mission is to work closely with our customers to identify areas within the workforce where the risk of impairment from illicit drug use is most concerning and help to ensure that every employee is fit to perform their job safely.”

As INBS continues to expand its reach, the Company remains committed to providing innovative and effective drug screening solutions for industries where safety is paramount.

* The customer employee base estimate of 1.4 million employees was derived by aggregating publicly available data on the total number of employees for each INBS customer. Where employee ranges were provided, the midpoints were used for calculation. This estimate excludes customers for whom employee data is not publicly available. The total represents all employees within these organizations, including those who will not be tested using the Intelligent Fingerprinting Drug Screening System. The Company does not have the data to incorporate the percentage of employees tested using the Intelligent Fingerprinting Drug Screening System at each INBS customer. The growing customer employee base is a basic indication of the increased utilization of the Intelligent Fingerprinting Drug Screening System. The nature of work performed by certain employees or restrictions in specific jurisdictions may mean that drug testing is not necessary or applicable for all employees.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is dedicated to pioneering non-invasive medical technology solutions. Our mission is to deliver innovative, reliable, and user-friendly products that enhance drug testing and screening processes, ultimately contributing to safer and healthier workplaces.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com